Exhibit 99.1

NTL REPORTS THIRD QUARTER 2005 RESULTS

—Strong RGU and Triple-Play Performance Underpin Future Revenue Growth—

London, United Kingdom, November 3, 2005 – NTL Incorporated (NASDAQ: NTLI) today reported its third quarter results for 2005.

•                  RGUs up 7 per cent to 6.3m vs. Q3 2004

•                  Triples up 21 per cent vs. Q3 2004; triple play penetration of 25.4 per cent

•                  Record quarter of 218,600 gross additions

•                  Strong total net additions of 53,900

•                  Strong broadband growth of 165,600

•                  Continued improvement in sequential OCF margin

•                  Reduced operating loss vs. Q3 2004

Financial Highlights

($ millions)	Q3 2005	Q3 2004

Revenue
Consumer	377.5	377.5
Business	105.2	121.0
Total Revenue	482.7	498.5

Operating income before depreciation, amortization and other charges (OCF) (1)	166.3	171.4

OCF margin (%) (2)	34.5%	34.4%

Operating (loss)	(4.7)	(7.8)

(Loss) from continuing operations	(53.5)	(77.4)

(1)          Please see Appendix D for reconciliation of non-US GAAP terms such as OCF

(2)          OCF margin is OCF as a percentage of revenue

Commenting on the results, Simon Duffy, Chief Executive Officer of ntl, said: “Following the major restructuring we underwent in 2004, our focus on operational improvements in 2005 is beginning to show results with strong operational metrics for the second quarter in a row and robust growth in RGUs and customers of 140,500 and 53,900 respectively. As we have intensified our focus on RGU growth and triple-play penetration, with an increased emphasis on quality and value of acquisitions, we are delivering more services at the point of sale than at any time in our history. Complemented by our cross-sell and up-sell initiatives, this has yielded an additional 147,100 triple-play customers, which bodes well for revenue and ARPU growth in subsequent periods.

Total broadband growth of 484,400 and on-net growth of 372,800 over the past 12 months have been particularly strong and we are upping our guidance for on-net broadband growth in 2005 from 20-25 percent to 25-30 per cent.

Q305 Review

Revenue

Third quarter revenue was $482.7 million, down 3.2 per cent compared to the prior year period.  The decrease is primarily due to lower Business revenue, which is discussed below.

Consumer

Consumer revenue in the third quarter was $377.5 million, with strong broadband revenue offsetting lower revenue in telephony and TV. Net residential customers increased by 53,900 (41,400 on-net) to end the quarter with 3.32 million customers (3.10 million on-net), a 6.9 per cent increase over Q3 2004 (2.8 per cent on-net).

ntl added 140,500 net RGUs (121,300 on-net), ending the quarter with 6.32 million RGUs (6.09 million on-net), a 7.0 per cent increase over Q3 2004 (4.5 per cent on-net).  On-net RGUs per customer improved to 1.96, up from 1.93 in the same period last year.  This strong performance reflects the success of targeted offers and bundled packages with superior value over standalone offers. As expected, churn was up sequentially due to seasonality and is expected to return to customary ranges in the fourth quarter. Strong RGU growth, particularly in broadband, which increased by 484,400 or 41.2 per cent (372,800 on-net or 31.8 per cent) compared to the same period last year, was offset by weakness in telephony revenue, which was down due to reduced usage, and lower TV revenue resulting from fewer Sky premium subscribers and lower second set-top box revenue.

Over the past two quarters ntl has increased subscribers in telephony, broadband and DTV, adding 16,300 telephony RGUs (26,900 on-net) and 21,400 DTV RGUs, which were offset by a decline of 41,400 ATV RGUs.  More significantly, we added 277,400 (221,400 on-net) broadband RGUs, bringing our total broadband customer base to 1.72 million (1.55 million on-net), the largest of any residential broadband provider in the U.K.

Customers taking all three services increased 21.1 per cent from the third quarter of last year, and 8.4 percent sequentially, bringing triple customer penetration to 27.2 per cent on-net.  ntl is also continuing to benefit from the success of the “3 for $30” offer which has increased our bundle penetration at the point of sale.

Video on Demand (VoD) deployment continues on schedule and ntl anticipates the service will be available to 600,000 customers by year-end. During the quarter ntl secured an additional 242 hours of programming content ranging from movies to music. In addition ntl has also launched a new TV Hits VoD service, offering over 50 hours of hit TV shows from the past.

Business

Business revenue of $105.2 million was down $15.8 million versus the same period last year, $11.3 million of which reflects loss of wholesale revenue from virgin.net.  Following its acquisition by ntl, virgin.net is no longer a third party wholesale customer (please see Appendix E for a summary of the revenue impact related to the acquisition of virgin.net). The remaining decline in Business revenue is primarily due to lower wholesale revenue associated with the previously announced conclusion of our contract with Vodafone.

Corporate and public sector customer wins during the quarter were strong and include a contract with Salford University to supply converged IP solutions to enable more effective communications within the University. The contract forms part of a partnership agreement that will see ntl and the University continue to develop new systems, technologies and projects – some of which are already underway - in buildings across the campus. As part of ntl’s local government activities, ntl was selected by a regional council to provide a new corporate and education ethernet network connecting over 50 sites to the ntl ethernet VPN network.

ntl also continues to progress under its existing contract as a tier one supplier for the London Heathrow Airport Terminal 5 systems project. ntl is delivering an advanced IP infrastructure which is designed to carry voice, data and most of the operational systems within the terminal.

Operating income before depreciation, amortization and other charges (OCF)

On reduced revenues OCF decreased by 3.0 per cent to $166.3 million versus the same period last year. OCF includes $1.8 million of costs incurred in preparing for the merger with Telewest, without which OCF margin would have been 34.8 per cent instead of the reported 34.5 per cent. Higher margin broadband product in Consumer was offset by adverse product mix in Business, but this was more than compensated for by overhead cost savings.

Please refer to Appendix D for a discussion of the use of OCF as a non-U.S. GAAP measure and the reconciliation of OCF to U.S. GAAP operating income (loss).

Operating (loss) and net (loss)

Operating loss of $4.7 million in Q3 2005 compared to an operating loss of $7.8 million during the same period last year. The reduced quarterly loss was driven by the lower OCF partly offset by lower restructuring charges as well as a decrease in depreciation due to certain short-lived assets becoming fully depreciated at the end of 2004.

Loss from continuing operations of $53.5 million improved from a loss of $77.4 million during the same period last year due mainly to a reduction in net interest expense and an income tax benefit, partly offset by the adverse impact of exchange rate movements.

Net loss was $52.1 million versus a net loss of $95.6 million during the same period last year. The year on year improvement reflects the reduced loss from continuing operations and the loss in Q304 of $18.2m relating to discontinued operations.

Cash and Cash equivalents and Marketable Securities

At September 30, 2005, cash and cash equivalents and marketable securities totaled $806.2 million, compared to $149.1 million at September 30, 2004.  The increase is primarily due to the retained balance of proceeds from the sale of our Broadcast operations.

Other Matters

On October 3, 2005, NTL Incorporated and Telewest Global, Inc. (NASDAQ: TLWT) announced a definitive merger agreement under which ntl will acquire Telewest, creating the U.K.’s second largest communications company and leading triple play service provider with a cable footprint covering more than 50 per cent of the U.K. households. The combination of the two companies’ local access networks, which do not overlap, will provide a strong platform allowing for product differentiation and innovation and the delivery of unique packages of service offerings.  The combined company will have nearly 5 million residential customers.  It will be the largest provider of residential broadband services in the country with 2.5 million subscribers, the second largest pay TV provider with 3.3 million subscribers and also the second largest fixed telephony provider with 4.3 million subscribers.

About ntl

•                  ntl Incorporated offers a wide range of communications and content distribution services to residential and business customers throughout the UK.

•                  ntl is the UK’s largest cable company with 3.3 million residential customers, and the UK’s leading supplier of broadband services to consumers, with 1.7 million broadband customers.

•                  ntl’s network can service 7.9 million homes in the UK.

•                  Information on ntl and its products can be obtained at www.ntl.com.

Contacts

ntl Investor Relations:

Brian Schaffer:  +1 212 739 6724 / brian.schaffer@ntl.com

Investor Relations office:  +44 (0) 207 967 3347 / karen.bullot2@ntl.com ntl Media:

Justine Smith:  +44 (0)1256 752 669 / justine.smith@ntl.com

Buchanan Communications:

Richard Oldworth or Jeremy Garcia:  +44 (0) 207 466 5000

There will be a conference call for analysts and investors today at 08.30 EDT/ 13.30 UK time.  Analysts and investors can dial in to the presentation by calling +1 334 420 4950 in the United States or + 44 (0) 20 7162 0125 for international access or via a live webcast of the conference call and presentation on the Company’s website, www.ntl.com/investors.  The replay will be available for one week beginning approximately two hours after the end of the call until Thursday, November 10, 2005.  The dial-in replay number for the US is:  +1 954 334 0342 and the international dial-in replay number are: +44 (0) 20 7031 4064, conference ID: 680476.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Various statements contained in this document constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations;  our significant debt payments and other contractual commitments;  our ability to fund and execute our business plan;  our ability to generate cash sufficient to service our debt;  interest rate and currency exchange rate fluctuations; our ability to complete the integration of our billing systems;  the impact of new business opportunities requiring significant up-front investments;  our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations;  our ability to respond adequately to technological developments;  our ability to develop and maintain back-up for our critical systems;  our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions;  our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations; and factors relating to the proposed acquisition of Telewest Global, Inc. by ntl. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Non-U.S. GAAP measures

The company’s intention is to provide investors with a better understanding of the operating results and underlying trends to measure past and future performance and liquidity.  We evaluate operating performance based on several non-US GAAP measures, including (i) operating income before depreciation, amortization and other charges (OCF) and the associated term OCF margin and (ii) fixed asset additions (accrual basis), as we believe these are important measures of the operational strength of our business.  Since these measures are not calculated in accordance with U.S. GAAP, they should not be considered as substitutes for operating income (loss) and purchase of fixed assets, respectively, as indicators of our operating and cash flow performance and expenditure for fixed assets.  Please see Appendix D for use of non-U.S. GAAP financial measures.

Additional Information and Where to Find it

This information may be deemed to be solicitation material in respect of the proposed merger of ntl and Telewest Global, Inc. (Telewest).  In connection with the proposed merger, ntl and Telewest will file a joint proxy statement / prospectus with the U.S. Securities and Exchange Commission (the “SEC”).  INVESTORS AND SECURITY HOLDERS OF NTL AND TELEWEST ARE ADVISED TO READ THE JOINT PROXY STATEMENT / PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE

DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.  The final joint proxy statement / prospectus will be mailed to stockholders of ntl and Telewest.  Investors and security holders may obtain a free copy of the joint proxy statement / prospectus, when it becomes available, and other documents filed by ntl and Telewest with the SEC, at the SEC’s web site at http://www.sec.gov.  Free copies of the joint proxy statement / prospectus, when it becomes available, and each company’s other filings with the SEC may also be obtained from the respective companies.  Free copies of ntl’s filings may be obtained by directing a request to ntl Incorporated, 909 Third Avenue, Suite 2863, New York, New York 10022, Attention: Investor Relations.  Free copies of Telewest’s filings may be obtained by directing a request to Telewest Global, Inc., 160 Great Portland Street, London W1W 5QA, United Kingdom, Attention: Investor Relations.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, not shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Participants in the Solicitation

ntl, Telewest and their respective directors, executive officers and other members of their management and employees may be deemed to be soliciting proxies from their respective stockholders in favour of the merger. Information regarding ntl’s directors and executive officers is available in ntl’s proxy statement for its 2005 annual meeting of stockholders, which was filed with the SEC on April 5, 2005. Information regarding Telewest’s directors and executive officers is available in Telewest’s proxy statement for its 2005 annual meeting of stockholders, which was filed with the SEC on April 11, 2005.  Additional information regarding the interests of such potential participants will be included in the joint proxy statement / prospectus and the other relevant documents filed with the SEC when they become available.

-ends-

Appendices:

A)	Financial Statements
• Condensed Consolidated Statement of Operations
• Condensed Consolidated Balance Sheet
• Condensed Consolidated Statement of Cashflows
B)	Fixed Asset Additions (accrual basis) continuing operations
C)	Residential Operations statistics
D)	Use of non-U.S. GAAP (Generally Accepted Accounting Principles) Financial Measures and Reconciliations to U.S. GAAP
E)	virgin.net revenue impact related to acquisition

Appendices

A)                                                Financial Statements

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited; in millions except per share data)

	Three months ended		Nine months ended
	Sept 30,		Sept 30,
	2005	2004	2005	2004

Revenue	£482.7	£498.5	£1,463.0	£1,488.0

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	(200.2)	(203.8)	(603.1)	(621.8)
Selling, general and administrative expenses	(116.2)	(123.3)	(358.3)	(370.7)
Other charges	(1.3)	(3.7)	(2.4)	(19.0)
Depreciation	(142.3)	(149.8)	(402.2)	(440.8)
Amortization	(27.4)	(25.7)	(82.3)	(77.1)
Total costs and expenses	(487.4)	(506.3)	(1,448.3)	(1,529.4)
Operating (loss) income	(4.7)	(7.8)	14.7	(41.4)

Other income (expense)
Interest income and other, net	6.8	1.6	21.6	5.4
Interest expense	(51.7)	(61.4)	(180.2)	(206.9)
Loss on extinguishment of debt	(2.0)	—	(2.0)	(162.2)
Share of (loss) income from equity investments	(0.2)	(0.1)	—	0.3
Foreign currency transaction (losses)	(13.1)	(9.2)	(29.9)	(16.0)
(Loss) from continuing operations before income taxes and minority interest expense	(64.9)	(76.9)	(175.8)	(420.8)
Income tax expense	12.4	(0.5)	(8.7)	(2.0)
Minority interest expense	(1.0)	—	(1.0)	—
(Loss) from continuing operations	(53.5)	(77.4)	(185.5)	(422.8)

Discontinued operations
(Loss) income from discontinued operations before income taxes	—	(17.8)	5.5	12.7
Income tax expense	—	(0.4)	(0.2)	(1.2)
Gain on disposal, net of tax	1.4	—	657.4	—
Income (loss) from discontinued operations	1.4	(18.2)	662.7	11.5
Net income (loss)	£(52.1)	£(95.6)	£477.2	£(411.3)

Basic and diluted net (loss) from continuing operations per share	£(0.63)	£(0.88)	£(2.17)	£(4.85)

Basic and diluted net (loss) income from discontinued operations per share	£0.02	£(0.21)	£7.74	£0.13

Basic and diluted net (loss) income per share	£(0.61)	£(1.09)	£5.57	£(4.72)

Average number of shares outstanding	85.1	87.4	85.6	87.1

CONDENSED CONSOLIDATED BALANCE SHEET

(unaudited; in millions, except per share data)

	Sept 30,	December 31,
	2005	2004
Assets
Current assets
Cash and cash equivalents	£712.8	£125.2
Restricted cash	3.6	15.8
Marketable securities	93.4	11.6
Accounts receivable - trade, less allowance for doubtful accounts of £58.2 (2005) and £43.4 (2004)	208.8	207.3
Prepaid expenses and other current assets	51.4	47.8
Current assets held for sale	—	50.3
Total current assets	1,070.0	458.0

Fixed assets, net	3,339.2	3,531.6
Reorganization value in excess of amounts allocable to identifiable assets	197.6	200.7
Customer lists, net	274.3	354.0
Other intangible assets, net	2.9	5.5
Investments in and loans to affiliates, net	—	0.7
Other assets, net of accumulated amortization of £32.0 (2005) and £8.0 (2004)	105.0	123.4
Other assets held for sale	—	819.4
Total assets	£4,989.0	£5,493.3

	Sept 30,	December 31,
	2005	2004
Liabilities and shareholders’ equity
Current liabilities
Accounts payable	£149.5	£114.0
Accrued expenses and other current liabilities	247.4	300.1
Interest payable	80.9	51.9
Deferred revenue	111.3	109.5
Current liabilities of discontinued operations	—	108.4
Current portion of long-term debt	0.8	60.9
Total current liabilities	589.9	744.8

Long-term debt, net of current portion	2,262.8	2,952.6

Deferred revenue and other long-term liabilities	135.3	217.2
Long-term liabilities of discontinued operations	—	4.2
Minority Interest	1.0	—

Shareholders’ equity
Preferred stock - $0.1 par value; authorized 5.0 (2005 and 2004) shares; issued and outstanding none	—	—
Common stock - $.01 par value; authorized 400.0 (2005 and 2004) shares; issued 88.4 (2005) and 87.7 (2004) and outstanding 88.4 (2005) and 87.7 (2004)	0.5	0.5
Additional paid-in capital	2,691.9	2,670.0
Treasury stock	(114.0)	—
Unearned stock-based compensation	(22.1)	(17.0)
Accumulated other comprehensive income (loss)	36.2	(9.3)
Accumulated (deficit)	(592.5)	(1,069.7)
Total shareholders’ equity	2,000.0	1,574.5
Total liabilities and shareholders’ equity	£4,989.0	£5,493.3

CONDENSED CONSOLIDATED STATEMENT OF CASHFLOWS

(unaudited; in millions)

	Nine months ended
	Sept 30,
	2005	2004

Net cash provided by operating activities	£300.1	£289.7

Investing activities
Purchase of fixed assets	(220.4)	(212.2)
Investments in and loans to affiliates	—	2.5
Increase in restricted cash	12.2	—
Purchase of marketable securities	(93.3)	—
Sale of marketable securities	18.5	—
Proceeds from sale of assets	2.6	2.8
Proceeds from sale of Broadcast operations, net	1,229.0	—
Proceeds from sale of Ireland operations, net	216.2	—
Net cash provided by (used in) investing activites	1,164.8	(206.9)

Financing activities
Proceeds from employee stock option exercises	4.8	3.6
Proceeds from new borrowings, net	—	2,905.1
Principal payments on long-term debt	(781.7)	(3,288.5)
Purchase of stock	(114.0)	—
Capital lease payments	(0.6)	—
Net cash (used in) financing activities	(891.5)	(379.8)
Effect of exchange rate changes on cash and cash equivalents	14.2	—
Increase (decrease) in cash and cash equivalents	587.6	(297.0)
Cash and cash equivalents, beginning of period	125.2	446.1
Cash and cash equivalents, end of period	£712.8	£149.1

B)            Fixed Assets Additions (Accrual Basis)

	3 months ended
	Sept 30,	Sept 30,
(in millions)	2005	2004

NCTA Fixed Asset Additions
CPE	£32.0	£32.6
Scaleable Infrastructure	27.8	17.3
Commercial	8.2	7.9
Upgrade/Rebuild	2.3	5.6
Support Capital	6.3	14.2
Total NCTA Fixed Asset Additions	76.6	77.5

Non NCTA Fixed Asset Additions	(0.3)	0.4

Total Fixed Asset Additions (Accrual Basis)	£76.3	£77.9

Note: ntl is not a member of NCTA and is providing this information solely for comparative purposes. Fixed asset additions (accrual basis) are from continuing operations. See Appendix D for a discussion of the use of fixed asset additions (accrual basis) as a non-U.S. GAAP measure and the reconciliation of fixed asset additions (accrual basis) to U.S. GAAP purchase of fixed assets.

C)            Residential Operations Statistics

(data in 000’s except percentages, RGU/Customer and ARPU)

	ntl Consumer (1)					ntl on-net
	Q3-05	Q2-05	Q1-05	Q4-04	Q3-04	Q3-05	Q2-05	Q1-05	Q4-04	Q3-04
Customers
Opening Customers	3,261.5	3,194.9	3,136.8	3,102.8	3,082.1	3,055.9	3,008.1	2,975.3	3,013.8	2,981.5
Virgin.net at acquisition				61.8
Data Cleanse (2)			0.0	(20.0)	2.7			0.0	(20.0)	2.7
Adjusted Opening Customers	3,261.5	3,194.9	3,136.8	3,144.6	3,084.8	3,055.9	3,008.1	2,975.3	2,993.8	2,984.2

Gross customer adds	218.6	205.5	195.1	185.2	190.7	182.4	171.4	157.0	162.1	187.9
Total Customer disconnections	(164.7)	(138.9)	(137.0)	(151.0)	(148.9)	(141.0)	(123.6)	(124.2)	(141.4)	(134.5)
Net customer adds	53.9	66.6	58.1	34.2	41.8	41.4	47.8	32.8	20.7	53.4
Reduction to customer count (3)			0.0	(42.0)	(23.8)	0.0	0.0	0.0	(39.2)	(23.8)
Closing Customers	3,315.4	3,261.5	3,194.9	3,136.8	3,102.8	3,097.3	3,055.9	3,008.1	2,975.3	3,013.8

Monthly customer churn %	1.7%	1.4%	1.4%	1.6%	1.6%	1.5%	1.3%	1.4%	1.5%	1.5%

RGUS
Opening RGUs	6,183.1	6,049.9	5,948.4	5,911.9	5,858.5	5,963.7	5,856.6	5,784.2	5,822.0	5,757.9
Virgin.net at acquisition				61.8
Data Cleanse (2)			0.0	(29.3)	1.0				(29.3)	0.9
Adjusted Opening RGUs	6,183.1	6,049.9	5,948.4	5,944.4	5,859.5	5,963.7	5,856.6	5,784.2	5,792.7	5,758.8

Gross RGU adds	525.7	472.5	420.0	409.8	429.6	476.5	433.5	378.2	386.7	426.8
RGU disconnections	(385.1)	(339.3)	(318.2)	(329.3)	(341.6)	(355.2)	(326.4)	(305.5)	(321.3)	(328.0)
Net RGU adds	(140.5)	133.2	101.8	80.5	88.0	121.3	107.1	72.7	65.2	98.8
Reduction to RGU count (3)			(0.3)	(76.5)	(35.6)	0.0	0.0	(0.3)	(73.7)	(35.6)
Closing RGUs	6,323.6	6,183.1	6,049.9	5,948.4	5,911.9	6,085.0	5,963.7	5,856.6	5,784.2	5,822.0

Revenue Generating Units (RGUs)
Telephone	2,663.0	2,666.3	2,646.7	2,638.5	2,681.4	2,598.6	2,593.2	2,571.7	2,559.3	2,592.4
Television	1,640.0	1,961.8	1,960.0	1,979.6	2,056.1	1,940.0	1,961.9	1,960.0	1,979.6	2,056.1
DTV	1,409.3	1,405.1	1,387.9	1,382.5	1,414.7	1,409.3	1,405.1	1,387.9	1,382.5	1,414.7
Broadband	1,722.0	1,555.0	1,443.2	1,330.3	1,174.4	1,546.3	1,408.6	1,324.9	1,245.3	1,173.5
Total RGUs	6,323.6	6,183.1	6,049.9	5,948.4	5,911.9	6,085.0	5,963.7	5,856.6	5,784.2	5,822.0

RGU / Customer	1.91	1.90	1.89	1.90	1.91	1.96	1.95	1.95	1.94	1.93

Talkplan % Telco customers						33.8%	32.5%	32.7%	32.9%	32.5%

Internet Customers
Dial-up (metered)	355.3	436.5	486.5	579.5	144.8	40.9	47.4	52.1	54.8	56.7
Dial-up (unmetered)	172.2	173.3	202.0	167.6	193.9	97.0	126.7	144.8	167.6	193.9
DTV Access	8.0	8.4	6.9	7.7	8.2	8.0	8.4	6.9	7.7	8.2
Total Dial-up and DTV access customers	535.5	618.2	695.4	754.8	346.9	145.9	182.5	203.8	230.1	258.8
Broadband	1,699.1	1,532.1	1,429.6	1,262.5	1,173.5	1,546.3	1,408.6	1,324.9	1,245.3	1,173.5
Virgin.net broadband at acquisition			—	61.8	—
Off-net	21.5	22.9	13.6	6.0	0.9
Total Broadband Customers	1,720.6	1,555.0	1,443.2	1,330.3	1,174.4	1,546.3	1,408.6	1,324.9	1,245.3	1,173.5
Total Internet	2,256.1	2,173.2	2,138.6	2,085.1	1,521.3	1,692.2	1,591.1	1,528.7	1,475.4	1,432.3

Bundled Customers
Dual RGU	1,322.5	1,366.7	1,374.5	1,386.0	1,429.6	1,301.9	1,352.9	1,368.0	1,383.2	1,428.7
Triple RGU	842.9	777.5	740.3	712.8	695.8	842.9	777.5	740.3	712.8	695.8
Percentage of dual or triple RGUs	65.3%	65.7%	66.2%	66.9%	68.5%	69.2%	69.7%	70.1%	70.4%	70.5%
Percentage of triple RGUs	25.4%	23.8%	23.2%	22.7%	22.4%	27.2%	25.4%	24.6%	24.0%	23.1%

Homes Marketable On-net
Telephone						7,592.0	7,579.1	7,569.2	7,739.5	7,730.1
ATV						7,935.8	7,922.7	7,912.6	7,910.4	7,910.0
DTV						7,437.8	7,424.9	7,394.6	7,420.4	7,411.0
Broadband						7,079.3	7,066.7	6,995.9	6,961.9	6,854.9

Penetration of Homes Marketable On-net
Telephone						34.2%	34.2%	34.0%	33.1%	33.5%
Television - Total						24.4%	24.8%	24.8%	25.0%	26.0%
Television - DTV						18.9%	18.9%	18.8%	18.6%	19.1%
Broadband						21.6%	19.9%	18.9%	17.9%	17.1%
Total Customer						39.0%	38.6%	38.0%	37.6%	38.1%

ARPU	£37.65	£38.45	£39.50	£41.43	£40.78	£39.08	£39.81	£40.82	£42.39	£41.53

(1)          Includes on-net, off-net and virgin.net customers acquired in November 2004.

(2)   Data cleanse activity, as part of the harmonisation of billing systems, has periodically resulted in an adjustment to our customer base.  We anticipate that there may be similar adjustments to customer and RGU numbers as the data cleanse progresses, although none have been identified in Q3-05.

(3)   In Q3-04 and Q4-04 we adjusted customer and RGU numbers following the implementation of a new credit policy and the resultant disconnection of inactive backlog customers.

D)           Use of non-U.S. GAAP Financial Measures and Reconciliation to U.S. GAAP

Operating income before depreciation, amortization and other charges (OCF)

Operating income before depreciation, amortization and other charges, which we refer to as OCF, is not a financial measure recognised under U.S. GAAP.  OCF represents our earnings before interest, taxes, depreciation and amortisation, other charges, share of income from equity investments, loss on extinguishment of debt and foreign currency transaction gains (losses).  Our management, including our chief executive officer who is our chief operating decision maker, considers OCF as an important indicator of our operational strength and performance.  OCF excludes the impact of costs and expenses that do not directly affect our cash flows.  Other charges, including restructuring charges, are also excluded from OCF as management believes they are not characteristic of our underlying business operations.  OCF is most directly comparable to the U.S. GAAP financial measure operating income (loss).  Some of the significant limitations associated with the use of OCF as compared to operating income (loss) are that OCF does not consider the amount of required reinvestment in depreciable fixed assets and ignores the impact on our results of operations of items that management believes are not characteristic of our underlying business operations.

We believe OCF is helpful for understanding our performance and assessing our prospects for the future, and that it provides useful supplemental information to investors.  In particular, this non-U.S. GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our U.S. GAAP results and the reconciliation to operating income (loss) shown below, provides a more complete understanding of factors and trends affecting our business.  Because non-U.S. GAAP financial measures are not standardised, it may not be possible to compare OCF with other companies’ non-U.S. GAAP financial measures that have the same or similar names.

Reconciliation of operating income before depreciation, amortization and other charges to U.S. GAAP operating income (loss)

(in millions)

	9 months ended		3 months ended		9 months ended		3 months ended
	Sept 30,	Sept 30,	June 30,	March 31,	Sept 30,	Sept 30,	June 30,	March 31,
	2005	2005	2005	2005	2004	2004	2004	2004

Revenue	£1,463.0	£482.7	£482.5	£497.8	£1,488.0	£498.5	£493.8	£495.7

Operating income before depreciation, amortization and other charges	501.6	166.3	164.2	171.1	495.5	171.4	164.0	160.1

Reconciling items:
Other charges	(2.4)	(1.3)	(0.7)	(0.4)	(19.0)	(3.7)	(14.7)	(0.6)
Depreciation and amortization	(484.5)	(169.7)	(157.1)	(157.7)	(517.9)	(175.5)	(171.9)	(170.5)
Operating income (loss)	£14.7	£(4.7)	£6.4	£13.0	£(41.4)	£(7.8)	£(22.6)	£(11.0)

OCF as a precentage of revenue (OCF margin)	34.3%	34.5%	34.0%	34.4%	33.3%	34.4%	33.2%	32.3%

Operating income (loss) as a percentage of revenue	1.0%	(1.0)%	1.3%	2.6%	(2.8)%	(1.6)%	(4.6)%	(2.2)%

Fixed Asset Additions (Accrual Basis)

ntl’s primary measure of expenditures for fixed assets is Fixed Asset Additions (Accrual Basis).  Fixed Asset Additions (Accrual Basis) is defined as the purchase of fixed assets as measured on an accrual basis.  ntl’s business is underpinned by its significant investment in network infrastructure and information technology.   Management therefore considers Fixed Asset Additions (Accrual Basis) an important component in evaluating ntl’s liquidity and financial condition since purchases of fixed assets are a necessary component of ongoing operations.  Fixed Asset Additions (Accrual Basis) (formerly Capital Expenditure) is most directly comparable to the U.S. GAAP financial measure purchases of fixed assets as reported in the Statement of Cash Flows.  The significant limitations associated with the use of Fixed Asset Additions (Accrual Basis) as compared to purchases of fixed assets is that Fixed Asset Additions (Accrual Basis) excludes timing differences from payments of liabilities related to purchases of fixed assets.  Management excludes this amount from Fixed Asset Additions (Accrual Basis) because timing differences from payments of liabilities are more related to the cash management treasury function than to ntl’s management of fixed asset purchases for long-term operational performance and liquidity.  Management compensates for this limitation by separately measuring and forecasting working capital.

Reconciliation of Fixed Asset Additions (accrual basis) to U.S. GAAP Purchase of Fixed Assets

(in millions)

	9 months ended		3 months ended		9 months ended		3 months ended
	Sept 30,	Sept 30,	June 30,	March 31,	Sept 30,	Sept 30,	June 30,	March 31,
	2005	2005	2005	2005	2004	2004	2004	2004

Fixed Asset Additions (accrual basis)	£210.6	£76.3	£70.2	£64.1	£202.6	£77.9	£62.3	£62.4

Other Items:

Fixed Asset Additions (accrual basis) - discontinued operations	5.2	0.0	1.1	4.1	19.9	6.7	7.0	6.2

Changes in liabilities related to Fixed Asset Additions (accrual basis)	4.6	(4.4)	0.4	8.6	(10.3)	(0.9)	2.3	(11.7)

Purchase of Fixed Assets	£220.4	£71.9	£71.7	£76.8	£212.2	£83.7	£71.6	£56.9

The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for other measures of financial performance reported in accordance with U.S. GAAP.  These non- U.S. GAAP financial measures reflect an additional way of viewing aspects of ntl’s operations that, when viewed with ntl’s U.S. GAAP results and the accompanying reconciliations to corresponding U.S. GAAP financial measures, provide a more complete understanding of factors and trends affecting ntl’s business.  Management encourages investors to review ntl’s financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

E)   virgin.net revenue impact related  to acquisition

•                  ntl acquired 100 per cent of virgin.net in November 2004. Prior to the acquisition, virgin.net was a wholesale customer of ntl. Revenue generated from these wholesale services was reported within our Business revenue category. As a result of the acquisition, 100 per cent of virgin.net revenues are now reported in our Consumer revenue category.

•                  In Q3 of 2004, Business revenue was $121.0 million in the aggregate, including $11.3 million of wholesale revenue from virgin.net. In Q3 of 2005, Business revenue was lower compared with Q3 of 2004 partly because Business no longer includes wholesale revenue from virgin.net as virgin.net is no longer a third party customer of ntl.  virgin.net’s own third party revenue is now consolidated into ntl’s group revenue and is included in Consumer revenue.

•                  In Q3 of 2004, Consumer revenue was $377.5 million and did not include any revenue from virgin.net.  In Q3 of 2005, Consumer revenue was $377.5 million and included $13.0 million from virgin.net.  Accordingly, Consumer revenue in Q3 of 2005 increased as compared against Q3 of 2004 by $13.0 million in relation to virgin.net.

•                  virgin.net reported approximately $9.9 million of third party revenue in Q3 of 2004 (unaudited figures provided by virgin.net’s management accounts).  This amount was not included in ntl’s consolidated group revenues.